Exhibit 99.1

CommScope Reports Third Quarter 2015 Results

•	Completed transformational acquisition of TE Connectivity’s Broadband Network Solutions business

•	Sales of $973 million

•	Adjusted operating income of $201 million, or 21 percent of sales

•	Net loss of $0.42 per share, reflects impairment charges, transaction and integration costs and other special items

•	Adjusted net income, excluding special items, of $0.53 per diluted share

HICKORY, NC, November 9, 2015—CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported sales of $973 million and a net loss of $81 million, or $0.42 per share, for the quarter ended September 30, 2015. The reported net loss includes impairment charges, costs associated with the Broadband Network Solutions (BNS) acquisition and other special items. Excluding these items, non-GAAP adjusted net income for the third quarter of 2015 was $103 million, or $0.53 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

For the quarter ended September 30, 2014, CommScope reported sales of $1.0 billion and net income of $96 million, or $0.50 per diluted share. Non-GAAP adjusted net income for the third quarter of 2014 was $119 million, or $0.62 per diluted share.

As previously announced, CommScope completed its acquisition of BNS from TE Connectivity on August 28, 2015. The results of the BNS business are included in CommScope’s results of operations from the date of the acquisition through September 25, 2015, its fiscal period end.

“We are pleased to welcome the talented BNS team to CommScope. This transformational acquisition broadens our leading position across diverse and growing markets, significantly expands our platform for innovative solutions and creates complementary market opportunities. Also, we continue to expect to realize significant synergy opportunities,” said President and Chief Executive Officer Eddie Edwards. “We are executing integration activities as planned and are excited about the market position of the new CommScope.

“Although slow spending from certain North American and European wireless operators is a near-term challenge, we expect longer-term demand for our Wireless solutions to be positively affected by wireless coverage and capacity expansion in emerging markets and the increasing demand for mobile broadband in developed markets. In addition, the strong fiber connectivity portfolio that BNS brings to CommScope positions us to benefit from the global shift toward fiber in next-generation communications networks.”

Third Quarter 2015 Overview

Third quarter 2015 sales declined 3 percent year over year to $973 million, including BNS revenue of $141 million. Foreign exchange rate changes negatively impacted sales by 3 percent in the quarter compared to the prior year period. The addition of the BNS business along with growth in the Enterprise segment was more than offset by lower Wireless and Broadband sales.

Operating loss in the third quarter of 2015 was $43 million. This loss reflects a goodwill impairment charge related to the Wireless segment, costs associated with the BNS acquisition and an impairment charge on a note receivable related to a previous divestiture in the Broadband segment. Excluding BNS, operating income was $39 million compared to operating income of $151 million in the year-ago quarter. Adjusted operating income in the quarter, which excludes impairment charges, costs associated with the BNS acquisition and other special items, was $201 million, which includes BNS adjusted operating income of $26 million.

GAAP net loss of $81 million for the third quarter of 2015 compares to GAAP net income of $96 million for the year-ago quarter. Excluding amortization of purchased intangibles, restructuring costs, transaction and integration costs and other special items, third quarter adjusted net income decreased 14 percent year over year to $103 million. Adjusted earnings were $0.53 per diluted share, down 15 percent year over year.

Third Quarter 2015 Segment Overview

Wireless segment sales in the quarter declined 25 percent year over year to $475 million. The year-over-year decrease was due to lower spending by wireless operators in most major geographic regions of the world after robust spending in 2014. Additionally, foreign exchange rate changes had a negative impact of approximately 5 percent on Wireless segment sales in the third quarter compared to the prior year period. Despite lower sales volumes, Wireless adjusted operating income was $99 million, or 21 percent of Wireless sales, for the quarter.

Third quarter Enterprise segment sales increased 4 percent year over year to $228 million, primarily driven by strong sales of data center fiber solutions and growth in most major geographic regions of the world. Foreign exchange rate changes had a negative impact of approximately 2 percent on Enterprise segment sales in the third quarter of 2015 compared to the prior year period. Enterprise adjusted operating income for the quarter increased 31 percent year over year to $58 million, or 26 percent of Enterprise sales, primarily due to higher fiber sales to data centers.

Third quarter Broadband segment sales decreased 14 percent year over year to $128 million. Sales decreased year over year primarily due to lower investment in the Central and Latin America region, as well as reduced sales in North America. Foreign exchange rate changes had a negligible impact on Broadband segment sales in the third quarter of 2015 compared to the prior year period. Broadband adjusted operating income decreased to $18 million, or 14 percent of Broadband sales. The decrease was primarily due to lower sales, partially offset by lower material costs and the benefit of cost reduction initiatives.

Broadband Network Solutions Acquisition

As previously stated, CommScope acquired TE Connectivity’s BNS business on August 28, 2015. BNS revenue of $141 million, GAAP operating loss of $82 million and adjusted operating income of $26 million were included in CommScope’s results of operations for the third quarter 2015. These results are from the acquisition date to September 25, 2015, the fiscal period end of BNS. BNS is being reported separately as a fourth segment.

“Integration teams are fully engaged across the company,” said Edwards. “We are establishing new business organizations, developing market strategies and executing on our three-year synergy plan. Overall, we have made solid progress in the first two months after the close of the acquisition.”

Outlook

CommScope management provided the following fourth quarter and full year 2015 guidance, which excludes the amortization of purchased intangibles, restructuring costs, transaction and integration costs, purchase accounting and other special items. The fourth quarter and full year outlook assume relatively stable business conditions.

Fourth Quarter 2015 Guidance:

•	Revenue of $1.125 billion – $1.2 billion

•	Adjusted operating income of $175 million – $205 million

•	Adjusted earnings per diluted share of $0.39 – $0.44

Full Year 2015 Guidance:

•	Revenue of $3.79 billion – $3.865 billion

•	Adjusted operating income of $708 million – $738 million

•	Adjusted earnings per diluted share of $1.83 – $1.88

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call at 8:30 a.m. ET today in which management will discuss third quarter 2015 results. The conference call also will be webcast over the Internet.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 56021810. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on the Investor Relations Events and Presentations page of CommScope’s website at www.commscope.com.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 56021810 and will be available through December 9, 2015. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our vast portfolio of network infrastructure includes some of the world’s most robust and innovative wireless and fiber optic solutions. Our talented and experienced global team is driven to help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites; in telecom central offices and cable headends; in FTTx deployments; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers or distributors; changes in technology; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; product performance issues and associated warranty claims; significant international operations and the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; cost of protecting or defending intellectual property; changes in laws or regulations affecting us or the industries we serve; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to attract and retain qualified key employees; allegations of health risks from wireless equipment; availability and adequacy of insurance; natural or man-made disasters or other disruptions; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; labor unrest; risks of not realizing benefits from research and development projects; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; ability of our lenders to fund borrowings under their credit commitments; changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all; our ability to generate cash to service our indebtedness; our ability to integrate the BNS business on a timely and cost effective manner; our reliance on TE Connectivity for transition services for the BNS business; our ability to realize expected growth opportunities and cost savings from the BNS business; and other factors beyond our control. These and other factors are discussed in greater detail in our 2014 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Investor Contact:	News Media Contact:
Jennifer Crawford, CommScope	Rick Aspan, CommScope
+1 828-323-4970	+1 708-236-6568
publicrelations@commscope.com

Source: CommScope

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$972,597	$1,000,427	$2,665,287	$3,001,719

Operating costs and expenses:
Cost of sales	633,706	637,940	1,718,497	1,889,870
Selling, general and administrative	203,820	121,417	460,288	355,515
Research and development	31,100	30,806	86,818	95,758
Amortization of purchased intangible assets	54,287	44,835	143,697	133,439
Restructuring costs, net	6,868	7,388	10,633	11,677
Asset impairments	85,334	7,000	85,334	14,229

Total operating costs and expenses	1,015,115	849,386	2,505,267	2,500,488

Operating income (loss)	(42,518)	151,041	160,020	501,231
Other income (expense), net	(8,269)	1,393	(5,556)	(90,593)
Interest expense	(73,387)	(36,504)	(158,752)	(142,409)
Interest income	1,276	1,394	3,336	3,609

Income (loss) before income taxes	(122,898)	117,324	(952)	271,838
Income tax (expense) benefit	42,102	(20,893)	5,224	(82,877)

Net income (loss)	$(80,796)	$96,431	$4,272	$188,961

Earnings (loss) per share:
Basic	$(0.42)	$0.51	$0.02	$1.01
Diluted (a)	$(0.42)	$0.50	$0.02	$0.99
Weighted average shares outstanding:
Basic	190,269	187,407	189,483	186,624
Diluted (a)	190,269	191,627	193,930	191,126
(a) Calculation of diluted earnings per share:
Net income (loss) (basic)	$(80,796)	$96,431	$4,272	$188,961

Weighted average shares (basic)	190,269	187,407	189,483	186,624
Dilutive effect of stock options	—	4,220	4,447	4,502

Denominator (diluted)	190,269	191,627	193,930	191,126

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	September 30, 2015	December 31, 2014
Assets

Cash and cash equivalents	$617,962	$729,321
Accounts receivable, less allowance for doubtful accounts of $12,782 and $8,797, respectively	958,214	612,007
Inventories, net	554,835	367,185
Prepaid expenses and other current assets	146,743	67,875
Deferred income taxes	72,726	51,230

Total current assets	2,350,480	1,827,618
Property, plant and equipment, net of accumulated depreciation of $233,332 and $207,342, respectively	530,070	289,371
Goodwill	2,616,400	1,451,887
Other intangible assets, net	2,266,192	1,260,927
Other noncurrent assets	98,064	87,255

Total assets	$7,861,206	$4,917,058

Liabilities and Stockholders’ Equity

Accounts payable	$336,796	$177,806
Other accrued liabilities	414,552	289,006
Current portion of long-term debt	12,592	9,001

Total current liabilities	763,940	475,813

Long-term debt	5,342,910	2,659,897
Deferred income taxes	263,374	339,945
Pension and postretirement benefit liabilities	51,958	29,478
Other noncurrent liabilities	120,549	104,306

Total liabilities	6,542,731	3,609,439

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None at September 30, 2015 or December 31, 2014	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 190,590,496 and 187,831,389 at September 30, 2015 and December 31, 2014, respectively	1,916	1,888
Additional paid-in capital	2,199,286	2,141,433
Retained earnings (accumulated deficit)	(737,247)	(741,519)
Accumulated other comprehensive loss	(134,845)	(83,548)
Treasury stock, at cost: 961,566 shares at September 30, 2015 and December 31, 2014	(10,635)	(10,635)

Total stockholders’ equity	1,318,475	1,307,619

Total liabilities and stockholders’ equity	$7,861,206	$4,917,058

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Activities:
Net income (loss)	$(80,796)	$96,431	$4,272	$188,961
Adjustments to reconcile net income (loss) to net cash generated by operating activities:
Depreciation and amortization	73,762	60,385	199,485	198,866
Equity-based compensation	5,677	5,560	21,055	15,731
Deferred income taxes	(58,409)	(20,036)	(92,538)	(31,531)
Asset impairments	85,334	7,000	85,334	14,229
Excess tax benefits from equity-based compensation	(5,030)	(3,596)	(19,194)	(10,583)
Changes in assets and liabilities:
Accounts receivable	2,126	69,172	(116,131)	(99,645)
Inventories	58,480	26,785	67,518	(49,671)
Prepaid expenses and other assets	(49,163)	22,330	(43,286)	2,904
Accounts payable and other liabilities	76,793	(52,913)	74,524	(58,095)
Other	3,696	(609)	4,697	(9,534)

Net cash generated by operating activities	112,470	210,509	185,736	161,632

Investing Activities:
Additions to property, plant and equipment	(15,341)	(8,693)	(39,422)	(24,884)
Proceeds from sale of property, plant and equipment	46	166	219	1,612
Cash paid for acquisitions, net of cash acquired	(2,957,476)	(44,919)	(2,957,476)	(40,174)
Acquisition funds held in escrow	2,746,875	—	—	—
Other	171	(13,250)	3,268	(5,951)

Net cash used in investing activities	(225,725)	(66,696)	(2,993,411)	(69,397)

Financing Activities:
Long-term debt repaid	(49)	(2,408)	(502,566)	(1,122,197)
Long-term debt proceeds	—	—	3,246,875	1,315,000
Long-term debt financing costs	(64,865)	(519)	(73,890)	(23,257)
Proceeds from the issuance of common shares under equity-based compensation plans	4,322	2,805	21,273	10,747
Excess tax benefits from equity-based compensation	5,030	3,596	19,194	10,583

Net cash generated by (used in) financing activities	(55,562)	3,474	2,710,886	190,876

Effect of exchange rate changes on cash and cash equivalents	(6,180)	(11,902)	(14,570)	(12,997)

Change in cash and cash equivalents	(174,997)	135,385	(111,359)	270,114
Cash and cash equivalents, beginning of period	792,959	481,049	729,321	346,320

Cash and cash equivalents, end of period	$617,962	$616,434	$617,962	$616,434

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating income (loss), as reported	$(42.5)	$151.0	$160.0	$501.2

Adjustments:
Amortization of purchased intangible assets	54.3	44.8	143.7	133.4
Restructuring costs, net	6.9	7.4	10.6	11.7
Equity-based compensation	5.7	5.6	21.1	15.7
Asset impairments	85.3	7.0	85.3	14.2
Transaction and integration costs	60.8	2.7	82.1	4.6
Purchase accounting adjustments (1)	30.5	—	30.6	(11.9)

Total adjustments to operating income	243.5	67.5	373.4	167.7

Non-GAAP adjusted operating income	$201.0	$218.5	$533.4	$669.0

Income (loss) before income taxes, as reported	$(122.9)	$117.3	$(1.0)	$271.8
Income tax (expense) benefit, as reported	42.1	(20.9)	5.2	(82.9)

Net income (loss), as reported	$(80.8)	$96.4	$4.3	$189.0
Adjustments:

Total pretax adjustments to operating income	243.5	67.5	373.4	167.7
Pretax amortization of deferred financing costs & OID (2)	3.9	3.1	17.1	29.2
Pretax acquisition related interest (2)	23.9	—	29.2	—
Pretax loss on debt transactions (3)	—	—	—	93.9
Pretax gain on sale of equity investment (3)	—	(2.1)	(2.7)	(8.8)
Tax effects of adjustments and other tax items (4)	(87.9)	(45.6)	(142.4)	(117.1)

Non-GAAP adjusted net income	$102.6	$119.5	$278.9	$354.0

Diluted EPS, as reported	$(0.42)	$0.50	$0.02	$0.99
Non-GAAP adjusted diluted EPS	$0.53	$0.62	$1.44	$1.85

(1)	For the nine months ended September 30, 2014, includes the reduction in the estimated fair value of contingent consideration payable related to the Redwood acquisition.
(2)	Included in interest expense.
(3)	Included in other income (expense), net.
(4)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding.

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment

				% Change
	Q3 2015	Q2 2015	Q3 2014	Sequential	YOY
Wireless	$475.3	$515.2	$633.0	(7.7)%	(24.9)%
Enterprise	227.8	221.9	218.0	2.7%	4.5%
Broadband	128.5	130.6	149.5	(1.6)%	(14.0)%
BNS	141.1	—	—	NM	NM
Inter-segment eliminations	(0.1)	(0.4)	(0.1)	NM	NM

Total Net Sales	$972.6	$867.3	$1,000.4	12.1%	(2.8)%

Non-GAAP Adjusted Operating Income by Segment

				% Change
	Q3 2015	Q2 2015	Q3 2014	Sequential	YOY
Wireless	$99.3	$103.5	$155.2	(4.1)%	(36.0)%
Enterprise	58.2	55.3	44.5	5.2%	30.8%
Broadband	17.7	17.2	18.8	2.9%	(5.9)%
BNS	25.8	—	—	NM	NM

Total Non-GAAP Adjusted Operating Income	$201.0	$175.9	$218.5	14.3%	(8.0)%

NM – Not meaningful

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Third Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	BNS	Total
Operating income (loss), as reported	$(2.2)	$39.3	$2.0	$(81.6)	$(42.5)
Amortization of purchased intangible assets	23.1	17.4	3.8	10.0	54.3
Restructuring costs, net	1.3	—	0.2	5.3	6.9
Equity-based compensation	2.1	1.3	0.5	1.8	5.7
Asset impairments	74.4	—	10.9	—	85.3
Transaction and integration costs	0.6	0.3	0.2	59.8	60.8
Purchase accounting adjustments	—	—	—	30.5	30.5

Non-GAAP adjusted operating income	$99.3	$58.2	$17.7	$25.8	$201.0
Non-GAAP adjusted operating margin %	20.9%	25.6%	13.8%	18.3%	20.7%

Second Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	BNS	Total
Operating income, as reported	$70.2	$31.8	$7.4	$—	$109.4
Amortization of purchased intangible assets	23.1	17.3	4.2	—	44.6
Restructuring costs, net	0.9	(0.1)	1.0	—	1.9
Equity-based compensation	5.5	3.4	1.3	—	10.1
Transaction and integration costs	3.8	2.8	3.3	—	9.9

Non-GAAP adjusted operating income	$103.5	$55.3	$17.2	$—	$175.9
Non-GAAP adjusted operating margin %	20.1%	25.0%	13.1%	—	20.3%

Third Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	BNS	Total
Operating income, as reported	$113.8	$25.3	$11.9	$—	$151.0
Amortization of purchased intangible assets	23.2	17.3	4.3	—	44.8
Restructuring costs, net	5.9	—	1.6	—	7.4
Equity-based compensation	3.1	1.8	0.7	—	5.6
Asset impairments	7.0	—	—	—	7.0
Transaction costs	1.7	0.7	0.3	—	2.7
Purchase accounting adjustments	0.6	(0.6)	—	—	—

Non-GAAP adjusted operating income	$155.2	$44.5	$18.8	$—	$218.5
Non-GAAP adjusted operating margin %	24.5%	20.4%	12.6%	—	21.8%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q3 2015	Q3 2014
Cash flow from operations	$112.5	$210.5
Transaction and integration costs	52.7	*
Capital expenditures	(15.3)	(8.7)
Capital spending for BNS acquisition integration	3.8	—

Adjusted Free Cash Flow	$153.7	$201.8

*	Not significant

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q3 2015	Q2 2015	Q1 2015	Q4 2014	Q3 2014
Operating income (loss), as reported	$(42.5)	$109.4	$93.1	$76.2	$151.0
Amortization of purchased intangible assets	54.3	44.6	44.8	44.8	44.8
Restructuring costs, net	6.9	1.9	1.9	7.6	7.4
Equity-based compensation	5.7	10.1	5.3	5.4	5.6
Asset impairments	85.3	—	—	(2.1)	7.0
Transaction and integration costs	60.8	9.9	11.4	7.5	2.7
Purchase accounting adjustments	30.5	—	—	—	—

Non-GAAP adjusted operating income	$201.0	$175.9	$156.5	$139.4	$218.5

Non-GAAP adjusted operating margin %	20.7%	20.3%	19.0%	16.8%	21.8%

Depreciation	15.6	11.5	11.6	12.7	12.4

Non-GAAP adjusted EBITDA	$216.6	$187.4	$168.1	$152.0	$230.9

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures